Exhibit 5.1
October 9, 2007
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Re: Dividend Reinvestment and Stock Purchase Plan
Ladies and Gentlemen:
     We have acted as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the public offering of shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), which Shares may be sold by the Company from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), as described in one or more prospectus supplements and the accompanying prospectus dated December 23, 2005 (the “Base Prospectus” and, together with each prospectus supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-130681) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.

2.	A copy of the prospectus supplement dated August 14, 2007 to the Base Prospectus, in each case forming a part of the Registration Statement and relating to the DRIP and the Shares.

3.	A copy of the form of prospectus supplement expected to be filed on or about October 5, 2007 to the Base Prospectus forming a part of the Registration Statement and relating to the DRIP and the Shares.

4.	A copy of the form of certificate evidencing the Shares.

5.	The Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on October 2, 2007, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Company Charter”).

CapitalSource Inc.
October 9, 2007

6.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting held on January 25, 2006, by unanimous written consent dated August 13, 2007 and October 5, 2007, in each case, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the terms of the DRIP and the issuance or reservation for issuance, as applicable, of the Shares.
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We also have assumed that the Shares have not and will not be issued in violation of the ownership limits contained in the Company Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the applicable provisions of the the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, upon issuance of the Shares in exchange for the consideration therefor set forth in the DRIP, the Shares will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP